Exhibit 99.1

For Immediate Release

August 10, 2004

INTEREP REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio, the Internet and complementary media, today announced its second quarter financial results. Commission revenue decreased $ 2.2 million, or 9.6%, to $20.6 million for the quarter ended June 30, 2004, from $22.8 million for the same period last year. For the six months ended June 30, 2004, commission revenue decreased $3.7 million, or 8.9%, to $37.5 million from $41.2 million for the corresponding period in 2003. These decreases were attributable primarily to the cancellation of our representation contract with Citadel Broadcasting in the fourth quarter of 2003.

While commission revenue was marginally down from other clients during the first six months of 2004, particularly in the second quarter, due primarily to a general softness in national spot advertising, the share of total national radio advertising dollars realized by our client stations (“same-station”) actually increased 3.8 points over the same period. This same-station share increase is a result of the companywide new business efforts and improved transactional sales performance. For the first six months of 2004, Interep’s marketing group generated $36 million in new business from major categories including pharmaceutical, automotive, beverage, financial and consumer packaged goods.

Ralph Guild, Chairman & Chief Executive Officer, commented: “National radio ad spending has been unpredictable. Including all of our marketers, executive sales management and transactional sellers, we have proactively shifted our focus to aggressive new business initiatives such as calling on upper-level advertisers and agency decision-makers, and going after promotional, newspaper and print ad budgets. We are encouraged that our efforts have helped sustain our company during a challenging period due to economic and geopolitical factors that affected the total advertising climate.”

Guild added: “We remain optimistic for an upturn in national ad spending. Interep has an extraordinary legacy as a pioneer in our industry. We will continue to build our platform for long-term growth and profitability for our company, our clients and our shareholders.”

Loss per share applicable to common shareholders for the second quarter 2004 was $0.59, as compared to loss per share of $0.44 in the comparable period last year. Loss per share for the six months ended June 30, 2004 increased to $1.48 from $1.32 for the same period last year. Net loss applicable to common shareholders for the second quarter 2004 was $6.1 million as compared to $4.5 million for the comparable period in 2003. Net loss applicable to common shareholders for the first six months of 2004 increased to $15.3 million from $13.5 million for the same period last year.

Selling, general and administrative (“SG&A”) expenses increased to $20.0 million for the quarter ended June 30, 2004, from $19.3 million for the same period last year. Included in the $0.7 million increase were expenses associated with special promotion programs and new business initiatives, and an increase in our legal expenses related to the litigation we instituted against Citadel for amounts owed to us due to its termination of our contract. SG&A expenses for the six months ended June 30, 2004 were $38.0 million, which is essentially the same as in the same period last year. Included in the SG&A expenses were a decrease of $0.6 million in selling expenses due to lower compensation costs partially offset by approximately $1.5 million in special promotion programs. Legal expenses for the six months of approximately $0.8 million were related primarily to the Citadel litigation.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.”

Operating income before depreciation and amortization decreased to $1.6 million for the quarter ended June 30, 2004 from $4.1 million for the same period last year. For the first six months of 2004, operating income before depreciation and amortization decreased to $0.6 million from $3.7 million for the same period last year.

“Predictions for future business bookings remain unclear. Buyers continue to book very close to a campaign’s start date. To-date, third quarter bookings for national radio is soft. However, we are confident that our aggressive new business efforts will help improve our company’s long-term sustainability,” said Bill McEntee, Senior Vice President and Chief Financial Officer.

ABOUT INTEREP:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. Interep provides national advertisers access to 20,000 local events nationwide through its events marketing group, The Event Shop. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:

Ralph Guild	(212) 916-0508
Bill McEntee	(561) 227-0601
Victor Lirio	(212) 309-9031

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenue:
Commission revenue	20,632	22,832	37,521	41,174
Contract termination	928	570	1,164	575

Total revenue	21,560	23,402	38,685	41,749
Selling expenses	16,004	15,901	30,650	31,266
General and administrative expenses	3,949	3,391	7,396	6,820

Operating income (loss) before depreciation and amortization and contract termination revenue	679	3,540	(525)	3,088
Operating income before depreciation and amortization	1,607	4,110	639	3,663
Depreciation and amortization	(4,916)	(5,590)	(10,216)	(11,178)
Operating loss	(3,309)	(1,480)	(9,577)	(7,515)
Interest expense, net	(2,660)	(2,792)	(5,318)	(5,548)
Other income / tax provision	(28)	(131)	(192)	(177)
Net loss	(5,997)	(4,403)	(15,087)	(13,240)
Preferred stock dividend	117	130	231	240
Net loss applicable to common shareholders	(6,114)	(4,533)	(15,318)	(13,480)
LPS - Fully Diluted	(0.59)	(0.44)	(1.48)	(1.32)

Reconciliation of Operating Income before Depreciation and Amortization

(dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net loss applicable to common shareholders	(6,114)	(4,533)	(15,318)	(13,480)
Add back:
Depreciation and amortization	4,916	5,590	10,216	11,178
Preferred stock dividend	117	130	231	240
Tax provision	28	131	192	177
Interest expense, net	2,660	2,792	5,318	5,548

Operating income before depreciation and amortization	1,607	4,110	639	3,663